Exhibit 10.2

NEW PLAN EXCEL REALTY TRUST, INC.

Compensation for Named Executive Officers

Name & Principal Position	2004 Bonus

Glenn J. Rufrano Chief Executive Officer	$800,000

Scott MacDonald President and Chief Operating Officer	$225,000

John B. Roche Executive Vice President and Chief Financial Officer	$250,000

Steven F. Siegel Executive Vice President, General Counsel and Secretary	$180,000

Leonard I. Brumberg Executive Vice President	$130,000